VOXX International Corp (2017 Year-end Results) May 16, 2017

Corporate Speakers:

•	Pat Lavelle; VOXX International Corp; President, CEO

•	Charles Michael Stoehr; VOXX International Corp; SVP, CFO

•	Glenn Wiener; VOXX International Corp; IR

Participants:

•	James David Medvedeff; Cowen and Company, LLC; Analyst

•	Thomas Kahn; Kahn Brothers; Analyst

•	Bruce Olephant; Oppenheimer; Analyst

PRESENTATION

Operator: Welcome to VOXX International's Investor Call.

(Operator Instructions)

As a reminder, this conference is being recorded.

I would now like to introduce your host for today's conference, Mr. Glenn Wiener, Investor Relations with VOXX.

Glenn Wiener: Welcome to VOXX International's fiscal 2017 Year-End Conference Call. Our call today is being webcast on our website, www.voxxintl.com, and a replay will be available for those who are unable to make the call today.

Speaking from management this morning will be Pat Lavelle, President and Chief Executive Officer and Michael Stoehr, Senior Vice President and Chief Financial Officer. Following their prepared remarks, we will have a question-and-answer session for those investors wishing to ask questions.

Now before I turn the call over to Pat, I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information.

The company assumes no responsibility to update any such forward-looking statements. Risk factors associated with our business are detailed in our Form 10-K for the period ended February 28, 2017.

I'd like to thank you all for your appreciation and support of VOXX, and I'd like to turn the call over to Pat now.

Patrick M. Lavelle: Okay. Thank you, Glenn. Good morning to all.

Fiscal 2017 was highlighted by the success of our Premium Audio segment, the growth of our Automotive OEM business and new products and distribution within our Consumer Accessories segment. We posted significant bottom line improvements and we're well positioned, as we move into fiscal 2018.

With respect to the fourth quarter, we reported a modest 1.4% revenue decline which is largely attributed to our Consumer Accessories segment as in last year's fourth quarter, we had a very strong load-in of outdoor wireless speakers which did not repeat in the same volume. We also had spring promotions planned for Q4, which were pushed into fiscal 2018's first quarter. However, that was offset by growth in both Premium Audio and Automotive, up 18.6% and 1%, respectively.

Klipsch was our biggest success story with new products expanded globally, and overall, a better market position. The investments we made in new offerings are paying off and we have some exciting plans for Jamo this year. In Automotive, we saw modest increases in our OEM business which I will cover shortly.

Gross margins were strong, over 30% and up 270 basis points. Our operating expenses declined by 7.5%, as we continue to focus on managing costs and allocating dollars towards growth initiatives.

And we were profitable on an operating income and EBITDA basis.

Operating income was up $8 million, net income attributable to VOXX was up $5.3 million and adjusted EBITDA was up $6.1 million when comparing the fiscal 2017 and '16 fourth quarters.

The strategies we put in place to drive innovation, enter new product categories, transition out of older product lines and expand our reach is working.

For the first time in several years, we grew organically -- although modestly. We are confident of stronger growth in fiscal 2018, and I'll touch upon that throughout my remarks.

Looking back at the fiscal year comparisons, net sales of $681 million were essentially flat with last year. Gross margins of 29.6% were up 90 basis points. Operating expenses were reduced by $5.6 million.

We had $11.4 million year-over-year improvement in operating income and $7.1 million increase in net income attributable to VOXX. EBITDA grew by $11.3 million and adjusted EBITDA grew by $6 million.

Although still not where we believe we can be, we have stayed the course, executed our strategy and are confident that VOXX is positioned to generate more meaningful top and bottom line improvements in the years ahead, while also generating cash and improving our balance sheet.

Within our Premium Audio group, I've already said that Klipsch was one of our major drivers. Although successful when we acquired them, it took a major commitment and investment to keep them in the market forefront as the industry transformed from traditional surround-sound speakers to soundbars as headphones, where Klipsch had enjoyed strong growth over the years, became commoditized and more competitive and as we saw consolidation within the custom installation market.

Over the past two years, Klipsch has experienced a makeover. Older inventories are gone and new technologies have replaced them. Our current offerings of streaming audio, Play-Fi and Dolby Atmos are in step with the growing tastes of audiophiles, while staying true to the Klipsch heritage for high-quality premium sound. You're seeing the results this past year and we believe they will continue.

Premium Audio sales in fiscal 2017 grew, both domestically and in the international markets. Speaker systems were up 65% with our expanded soundbar assortment and launch of Klipsch streaming products.

Bluetooth neckbands and Reference headphone lines drove mobility sales up 48%. The Reference Series, one of our most successful ever launched drove home separate revenues, which were up 17%. And the custom installation channel was up over 20%.

But the real story is a return to profitability. We generated pretax income of $8.3 million, a $17.3 million improvement from fiscal 2016.

Moving into this year, there will be new Klipsch component speakers, new all-in-one soundbars, new powered floor speakers, and we are expanding the Heritage product line. Best Buy will be doubling the number of Klipsch SKUs in soundbars and are increasing displays of other products. And in Magnolia, we will be adding both the Klipsch soundbar and Heritage Wireless speakers in July.

In Europe, Magnat will be concentrating activities in the mid- to high-end traditional audio products and new technologies, wireless products including traditional speakers, soundbars, WiFi speakers, audio components and headphones.

Mac Audio will be expanding their offering to modern entry-level home and portable products like Bluetooth speakers, party and DJ style all-in-one electronics and prosumer speakers. Echo will concentrate on traditional higher-end audio speaker products, including lines of retro-style speakers and Bluetooth-based home speakers.

We also expect 2018 to be the year of Jamo as that line gets a complete makeover with new styling, Dolby Atmos capabilities and new compact subwoofers and two new soundbar offerings that signal new market possibilities for this line. There'll also be a new Jamo custom installation solution in landscape, rock and surface form factors.

And finally, we have added new distribution in Germany, France, Italy, The Netherlands, Asia and various Middle Eastern markets.

Based on our assortment, retail placement and various e-commerce initiatives underway, we expect continued growth within our Premium Audio segment in fiscal 2018.

As for the Automotive segment, net sales were up 1% for the quarter and down 4.1% for the year, which was anticipated and had been discussed previously. Year-over-year, our aftermarket business was down $16.1 million, and of this, $6.5 million was related to the sale and licensing of our Jensen brand.

Remote start sales were also lower, as many of our customers had carryover inventory from the previous season and we had a milder winter which always results in lower aftermarket remote start sales. Satellite radio sales also declined, as expected.

Our OEM business grew modestly in fiscal 2017, driven by higher international tuner sales and new OEM programs that began throughout the year. With contracts in place with GM, Ford and Mazda for EVO, our new rear seat infotainment product, we believe this will continue. We also had an uptick in OEM remote starts, as a result of some of the newer technologies we brought to market last year.

Additionally, in the fourth quarter we were awarded over $28 million in new OEM contracts, which builds upon our past momentum. We will continue to focus on innovation, telematics, e-mobility, autonomous driving and connectivity in the car. These are the hot areas within the industry and what should be key drivers for our OEM business.

Within the aftermarket, we are diversifying into new technologies that we believe will reverse the aftermarket sales decline. Most recently, we took over Rosen, an aftermarket rear seat entertainment supplier, strengthening our distribution and intellectual property.

We have an exclusive distribution partnership with Gentex to distribute their aftermarket full display mirror in North America. We will also distribute the complete Gentex line of automatic dimming rearview mirrors and electronics through our extensive aftermarket channel.

We launched the first aftermarket Power Lift-Gate system, which is a new solution for car dealers in the lucrative accessory side of their business. This summer, we will launch an expanded CarLink program that includes longer-range transmitters. And we launched a new blind spot detection system for the aftermarket, a CES award winner under our Advent brand.

All in all, the Automotive segment should grow in fiscal '18 with much of that growth back-ended in the third and fourth fiscal quarters, due to the start of the new OEM programs.

And now our Consumer Accessories segment. Total sales in fiscal 2017 were down 5.9% and the biggest reason was Q4, due to the reasons I discussed earlier. We entered the year projecting modest growth as we had new products, categories and distribution channels driving our optimism.

What we saw throughout the year was a stable domestic accessory business with growing -- growth coming from Project Nursery, 360Fly action cameras, select digital audio product lines and some added sales from EyeLock. This helped offset declines in some of the legacy categories like hookup products and year-over-year declines in reception, remotes and wireless speakers.

While certain categories were down, we did maintain our market-leading position, most notably in remotes and reception products. And 808 Audio, in less than four years since the brand was launched, has moved into the sixth largest unit volume position out of over 200 brands.

Internationally, our business declined by approximately 3.7%, though we did see higher sales related to the digital broadcasting platform upgrade in Europe, which drove sales of our DVB-T2 antennas and satellite boxes.

To address the international markets, we are investing in new technologies. Some of the new direction will include rebranding various product lines, adding to our Oehlbach product mix to include wireless transmitters, receivers and portable amplifiers for both headphones and smartphones, as well as a new phone accessory product line.

In addition, we will add some international products under the very successful 808 brand and we will be extending our antenna product lines, both domestically and internationally. We will also be introducing wireless surveillance cameras at Schwaiger and will be focusing on expanding the Schwaiger home automation line.

Domestically, 808 Audio will see an expanded assortment with new products for the karaoke and big audio market segments, a new turntable scheduled for the fall and new -- and our new Duo Slim offering for iPhone 7 which just launched and a new 808 Alexa product scheduled for the fall.

Project Nursery demand has been growing since its launch less than a year ago. Our assortment had been very well received by key baby retailers that represent new distribution channels, including the largest placement in the new baby section in approximately 1,000 Best Buy stores nationwide.

We have launched a number of promotions planned towards 360Fly in the action camera market. And we have a new body camera scheduled for fall launch that will also open new distribution channels.

We will be announcing a new partnership with a health and fitness category, another new market opportunity which we will initiate later in the year. We will be introducing a line of RCA surveillance cameras, as we see opportunities in this market segment.

And finally, there's EyeLock. There is no doubt that the iris technology presents exciting opportunities. At Mobile World Congress in March, we demonstrated our iris solution on the new Qualcomm 835 Snapdragon chip and demoed its use on smartphones. The response was very positive and we continue to work with Qualcomm to commercialize this technology.

We also just introduced the outdoor version of our NXT solution called EXT, which we are targeting for a Q3 or early Q4 launch.

In just the last two months, we announced three new patents for EyeLock, one for sequentially linking iris matching with facial imaging, one for mobility identity platforms and another for predicting timing for quality images. EyeLock has now been issued 47 patents with another 30-plus applications in process.

I have no doubt that EyeLock has the most advanced iris biometric on the market, and our standoff distance doubles our nearest competitor, which is essential for accurate and convenient consumer use for smartphones and IOT devices.

On our third quarter conference call, I stated that we expected to finish the year with growth, flat to better gross margins and lower overhead compared to last year. Though sales were a bit lower than forecast, we accomplished all three. The real story was bottom line improvements. We're even more optimistic about fiscal 2018 and expect we will generate top line growth and improved profitability.

Our foundation is strong. We have opportunities to continue to drive efficiencies and savings and we are investing in technology, the key to long-term success.

I'll now turn the call over to Michael and we will then open up the call for questions. Mike?

Charles Michael Stoehr: Thanks, Pat. Good morning, everyone.

As Pat covered our results in detail and we have everything documented in our Form 10-K, I'll just provide a few updates with respect to the income statement and then discuss our balance sheet.

Starting with Q4 comparisons; the eight million favorability in operating income was driven by the improvements in gross margins and lower total operating expenses, the latter of which was due primarily to lower R&D expenses and the prior year's impairment charge.

We reduced expenses within our Automotive and Consumer Accessories segments and increased investments in Premium Audio to support growth. There are additional projects underway that are focused on improving processes and generating additional savings in fiscal 2018.

Other income/expenses were approximately $800,000, or a $1.3 million reduction compared to Q4 fiscal 2016. Within this, interest expense and bank charges declined by $1.2 million and that was the primary driver. Our joint venture, ASA, generated income of $1.5 million in both periods.

As Pat indicated in his opening remarks, we reported significant year-over-year improvements in operating income, net income attributable to VOXX and both EBITDA and adjusted EBITDA. There were only $185,000 of adjustments in fiscal 2017 fourth quarter associated with stock-based compensation whereas in quarter four of last year we had adjustments totaling over three million, $2.9 million of which was related to intangible asset impairment charges.

As for our fiscal year comparisons, please refer to our Form 10-K, which was filed after market close yesterday.

I will make just a few comments before turning to the balance sheet. Operating expenses declined by $5.6 million year-over-year, and fiscal 2016 included intangible asset impairment charges of $9.1 million. Removing this from the mix, total operating expenses increased by $3.5 million. The increase, however, was all in engineering and technical support as we increased our R&D spend by $6.2 million to support new product development initiatives at VOXXHirschmann and within our Premium Audio segment, both of which are anticipated to grow in fiscal 2018.

While we intend to continue investments in these areas, we also expect modest declines in the coming year. We had a five million swing in other income and expenses. The big shift relates to the gain on bargain purchase of $4.7 million in fiscal 2016, which we had discussed previously. Interest and bank charges declined by approximately $600,000 and this was principally due to the $1.3 million write-off of deferred financing costs associated with credit facility amendments in January 2016.

The effective tax rate for fiscal 2017 was an income tax provision of $1.7 million or 121.9% on a pretax loss from operations of $1.4 million, as compared to a benefit of 22.3% on a pretax loss of $7.7 million from continuing operations in the prior year.

The effective tax rate in fiscal 2017 differs from the statutory rate of 35%, primarily due to the impact of the reversal of uncertain tax positions under ASC 740. We maintained a valuation allowance against our U.S. deferred tax assets and certain foreign jurisdictions, and any decline in the valuation allowance could have a favorable impact on our income tax provision and net income in the period in which such determination is made.

The effective tax rate of 22.3% in fiscal 2016 differs from the statutory rate of 35%, primarily due to the impact of the bargain purchase gain, the non-controlling interest related to EyeLock and the U.S. effect of foreign operations, including tax rate differences in foreign jurisdictions.

That’s for the balance sheet. Our cash position as of February 28, 2017, was $7.8 million compared to $11.8 million as of February 29, 2016. Accounts receivable, net, were $90.6 million, up $3.6 million. And our accounts payable, net, was $61.1 million, up $5.4 million.

Inventory of $153.1 million increased by approximately nine million and this was principally due to product load-ins within our Consumer Accessories and Premium Audio segments. As Pat mentioned, Consumer Accessories revenues, while down in Q4, are anticipated to increase given new product lines, added SKUs and new distribution and we are planning accordingly.

Our total debt as of February 28, 2017, less our current portion of long-term debt and less debt issuance costs, stood at $97.7 million compared to $88.2 million as of February 29, 2016. The increase was in our domestic credit facility, up over $20 million to support our working capital needs.

I will add that our total debt position was down $7.6 million since our fiscal third quarter end. Other variances when comparing our debt position year-over-year are as follows: our euro ABL obligation declined by approximately $1.5 million and our mortgage associated with VOXX Germany declined by approximately $800,000.

Fiscal 2016 also included a $5.1 million related to a VOXX TRACE mortgage, which was paid in full as we purchased the building housing Klipsch and RCA.

You can find the breakout of our debt position in footnote seven of our Form 10-K.

We are well within our financial covenants and have the working capital needed to support our operations. With improvements made this year and our outlook for both growth and increases in our bottom line, we anticipate the company will be in a position to generate cash, fund all working capital requirements and pay down debt, thus lowering our interest payments further.

This concludes my prepared remarks. And at this time, I'll turn it over to Pat.

Patrick M. Lavelle: Thank you, Mike.

Operator, if we have any questions, we could take it now.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

James Medvedeff with Cowen and Company.

James David Medvedeff: First thing I'd like to ask about is the gross -- the sustainability of these gross margins, so Auto particularly strong, right? What was -- what's driving that gross margin strength in the quarter and how sustainable is it?

Patrick M. Lavelle: The -- within the consolidated group, the fourth quarter sales were impacted by a higher sales of Klipsch, which is our highest-margin category. The Premium Audio space is the highest-margin category that we have.

We also have some new programs that started within the OEM business and they always start a little bit higher and then, where we are normally tracking because over the life of the contract, they do trend downwards during the contract period.

James David Medvedeff: So maybe I didn't ask that clearly. So OEMs -- the beginning of -- the commencement of OEM programs in Automotive that drove the big increase there in gross margin, and how sustainable or how long can those kinds of gross margins continue?

Patrick M. Lavelle: Well, it's a mix of -- when new programs start, like I said, they normally start at a higher margin and then they trend downwards. So depending on how many new programs that you have starting versus how many programs that you have that are two or three years into their contract.

We have a number of new programs that are scheduled for this year, both in Hirschmann in Germany and in the U.S. But then again, there's also, depending on the product category that you're introducing, also affects the margin, whether it's remote start or rear seat entertainment or a tuner or an antenna. So depending on the product mix of what we're introducing, what contract we're starting and how many new contracts we're starting versus existing contracts, that has an effect on the margins.

I would tend to say that our margins would come in pretty much where they have been over the past few years within the Automotive segment.

James David Medvedeff: Okay. So it sounds like Q4 was maybe a little above -- not sustainable at that high level.

Patrick M. Lavelle: Yes.

James David Medvedeff: And then for the same question for Premium Audio, which ticked down a little bit on gross margin, you said Klipsch was up in the overall mix of the whole company. But what would drive that decline in Premium Audio in gross margin for the fourth quarter?

Patrick M. Lavelle: The fourth quarter decline would come primarily from promotions that are conducted for Black Friday and fourth quarter promos. Some of the fourth quarter business, as you know, we end in February, some of the fourth quarter business has sales of products that we're exiting because we're moving into new products and any holdovers from Christmas that need to be moved out so you get -- there are some deals that are done to clean up the inventory towards the end of the fiscal year.

But what we anticipate to see in the Premium Audio category is probably not in the first quarter, but for the year better gross margins overall.

James David Medvedeff: Okay. And then the same question for the Consumer Accessories business. And then, could we get back to...

Patrick M. Lavelle: That is purely mix depending on what we're selling, depending on whether it's a reception product or a 360 camera, that has a big impact on the numbers. The more we sell some of the lower-margin products, you will get that impact. And I would think that as we look into the new year, based on the new products that we're introducing, that we may see a slight improvement on the overall margins within the Accessories group.

James David Medvedeff: Okay. So congratulations on reaching the 30% consolidated gross margin target. Sounds like with the puts and takes in Automotive and some of the others, that you may dip back down below 30% for the next quarter or two. But how should I think about it for the full year?

Patrick M. Lavelle: I would think that we're going to track close to what you've seen us track over the last few years.

James David Medvedeff: The final question that I have for now is on expenses. So the run rate of operating expenses, adjusting out the noncash -- I'm sorry, I mean, the run rate on expenses has continued -- it's down year-over-year and it's down quarter-over-quarter. Does it continue -- its $50.3 million for the quarter, does it continue to drift down from here? Or has it kind of stabilized? And what's driving it?

Patrick M. Lavelle: Again, we have multiple operations. So some have -- we brought the overhead down to where we think it's sustainable and where we think it's correct. So you're not going to see much and further improvements in some of the different subsidiaries that we run. In some cases, due to R&D expenditure, you may even see a slight increase.

But within certain categories of -- or some subsidiaries, we do have some targets to bring down overall overhead. Operator? James?

James David Medvedeff: There was one other question that I had. Looking at the -- let me just pull that up. Looking at the -- I'm sorry, it looks as though EyeLock was pretty much breakeven.

Patrick M. Lavelle: No, I don't know what you're looking at.

James David Medvedeff: Yes, the net loss -- oh, I'm sorry, net loss attributable to non-controlling interest of $2.2 million. Does that suggest that EyeLock lost $2.2 million?

Patrick M. Lavelle: In the quarter?

James David Medvedeff: In the quarter, yes.

Patrick M. Lavelle: For the quarter. So if you're looking at the minority interest, no, that's the -- the minority interest goes out to our partners.

Charles Michael Stoehr: James, the minority interest represents the ownership -- from our percentage ownership that goes to our partners. The -- inside the 10-K, I can't give you an exact page, there is a footnote that shows you the financial operations for EyeLock, which was a loss for the year.

Operator: Thomas Kahn with Kahn Brothers.

Thomas Graham Kahn: Mike, what's the unused line of credit? How much room do we have on the line of credit, please?

Charles Michael Stoehr: We're in the mid eight's.

Thomas Graham Kahn: Okay. So like $50 million, $40 million, $50 million, $60 million?

Charles Michael Stoehr: More on the 30s, $20 million to $30 million.

Thomas Graham Kahn: Thirty million dollars is the unused line of credit, okay. One more. When my wife's new Audi 8 comes in, in about a week, what Hirschmann products will be on that car? In other words...

Patrick M. Lavelle: Most likely there'll be antennas on that vehicle, multiple antennas on that vehicle. I couldn't even tell you what's that.

Thomas Graham Kahn: So a current Audi 8 has lane -- going out of the lane and so with back up and if you get too close to the car in front, it brakes you. Is that stuff Hirschmann in her current Audi 8?

Patrick M. Lavelle: No, the -- it would be audio product. It would be multi-antennas and things like that. We do not have any driver assistance products in the Audi 8.

Thomas Graham Kahn: So what's a multi-antenna because I'm old, I don't know what that means.

Patrick M. Lavelle: Oh, you have AM, FM, satellite radio, GPS. So we would have antennas to bring in all of that.

Thomas Graham Kahn: Okay, okay. So for her radio, the antenna would, in all likelihood, be a Hirschmann antenna?

Patrick M. Lavelle: Yes. Most likely, yes.

Operator: (Operator Instructions)

Bruce Olephant with Oppenheimer.

Bruce Olephant: I'd really like to know what this current order backlog is.

Patrick M. Lavelle: The current order backlog for what?

Bruce Olephant: At last -- I remember the last call we were on, you were saying that the order backlog was like $400 million.

Patrick M. Lavelle: No, those are -- the $400 million we were referring to is the businesses -- the business that we have won within our OEM business over the last number of quarters. We -- when we look at our business in the Automotive space, and one of the reasons why we like it, we can look out one and two years and get a good feel for where the business is, based on the contracts that we've won.

I would have to, at this particular point, look to see what our -- what we call our book to business is, looking into this year. But I can tell you, it's as good as it has been in previous years. And we will, and do, expect to see an increase in our OEM business. And most of the business that we do this year, especially at Hirschmann, is business that is considered already booked because the contracts have been won, the production for that vehicle has started and we are on that vehicle.

Bruce Olephant: And also can you go ahead and give us -- EyeLock seems to be a part of the company that's growing and very exciting. Can you give us an example of some of the EyeLock customers?

Patrick M. Lavelle: On the perimeter access side, we do business with pretty much all of the major security companies, Stanley, Tyco. We have pretty much worked out all the software with all the major back-end security programs so that adding a EyeLock, let's say, door reader on one of our NXTs would be very simple. There's no more -- there's no additional work that has to be done.

So within the perimeter access space, we're doing business with pretty much all the majors. On the embedded side, we are working with a number of different companies that produce various products whereby that they're looking to increase the security surrounding that product.

As to whether or not someone is getting into a cabinet, that is a high-secure cabinet like a drug cabinet within a hospital. We're working with a number of manufacturers that produce those types of products. When you look at some of the new very sophisticated vending machines, where the machines actually remembers who you are and your preferences. We're working with companies in that field as well, whereby it's very important that the machine knows who you are when you get there.

Bruce Olephant: And also being that we're well into the first quarter, being that it's the middle of May, could you give us any color at all on the first quarter?

Patrick M. Lavelle: First quarter is, again, something that we don't really project on the quarters. I'm not giving guidance but we are running according to plan, as far as the quarter sits right now.

Bruce Olephant: Because I know last year in the first quarter, you lost, I believe, $0.17. Could we make the assumption, well into the quarter that you would be profitable?

Patrick M. Lavelle: First quarter is always a difficult quarter for us, so I would think that you would see more of the same. I'm not saying that the numbers are going to be what they were last year. We are looking at this year and we believe that we're going to see an improvement this year in fiscal '18 over fiscal '17.

Operator: I'm not showing any further questions in queue. At this time, I'd like to conclude today's conference. Thank you very much for your participation, ladies and gentlemen. You may all disconnect. Everybody, have a wonderful day.

Patrick M. Lavelle: Thank you all, and thank you for your support. Have a good day.